Exhibit 99.1

Newcourt Acquisition Corp Announces Pricing of Upsized $220 Million Initial Public Offering

New York, NY, Oct. 19, 2021 (GLOBE NEWSWIRE) -- Newcourt Acquisition Corp (the “Company”) announced today that it priced its upsized initial public offering of 22,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”), begin trading on October 20, 2021, and trade under the ticker symbol “NCACU”. Each unit consists of one Class A ordinary share and one-half of one warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “NCAC” and “NCACW,” respectively.

The offering is expected to close on October 22, 2021, subject to customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The focus of the team is to identify digital financial services and financial technology (“fintech”) businesses with exposure to emerging markets. The management team is led by Dr. Michael Jordaan, Marc Balkin, and Daniel Rogers.

Cantor Fitzgerald & Co. is acting as the sole book-running manager for the offering. Cohen & Company Capital Markets (a division of J.V.B. Financial, LLC) is acting as an advisor to the Company. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,300,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, New York, New York 10022, or by email at prospectus@cantor.com.

The registration statement relating to these securities became effective on October 19, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering, the closing of such offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:
Investor Contact:
Marc Balkin
Chief Executive Officer, Newcourt Acquisition Corp
(510) 214-3750